Exhibit 10.01
AMENDMENT TO OUR BOARD OF DIRECTORS COMPENSATION
     On February 10, 2005, the board of directors of West Corporation amended the compensation plan for members of its board of directors. As amended, directors will receive $45,000 annually to attend and participate in teleconferences, board meetings and audit committee meetings. Directors will receive an additional $12,000 for the annual financial review meeting of the board of directors. Directors will also be granted options to purchase 10,000 shares of common stock at each Annual Meeting. Travel expenses for directors will be reimbursed.